Exhibit 99.1

GlyEco Announces Second Quarter Financial Results

GlyEco, Inc.
August 15, 2014 8:10 AM
GlobeNewswire

Second quarter revenue increased 13% year-over-year to $1.6 million

Shareholder Conference Call Tuesday, August 19 at 4:15PM EDT

PHOENIX, Aug. 15, 2014 (GLOBE NEWSWIRE) -- Sustainable glycol technologies leader GlyEco, Inc. (GLYE) ("GlyEco" or the "Company") announces its financial results for the second quarter ended June 30, 2014.

Second Quarter Highlights:

Revenue increased 13% year-over-year to $1.6 million, up from $1.4 million in 2013
Net equipment assets increased 43% to $7.9 million, up from $5.5 million at year-end 2013

"Demand for our T1(TM) refinery-grade recycled glycol continues to exceed our current processing capabilities, and we are implementing improvements to foster growth. We are embarking on the transition from increased capacity to increased sales volume," stated John Lorenz, CEO of GlyEco. "The positive response from customers for all our recycled glycol products has been tremendous. Since year-end 2012, we've seen a 160% increase in our customer base across our seven facilities nationally, and today we're providing collection, recycling, and disposal services to over 3,500 waste glycol generators."

Lorenz continued, "GlyEco is at the threshold of expansive opportunity. While planned equipment changes and maintenance had a negative impact on gross profits during this quarter, we are very confident we are on the right track with our build out plan and technology. We have invested in building the infrastructure and trained operations staff necessary to reach our goals in the coming months and years."

For the second quarter ended June 30, 2014, revenue increased 13% to $1.6 million, compared to $1.4 million for the year-ago period. The increase in revenue was due to increased production capabilities at six processing centers and penetration into new markets. Historically, second quarter is the slowest sales quarter in the anti-freeze related industries.

For the second quarter ended June 30, 2014, the Company realized a profit margin of (1%), compared to 20% for the year-ago period. The decrease in gross profit was primarily due to continued operating costs, investment in infrastructure and low production volumes as the NJ Processing Center transitions to producing high volumes of T1TM material from multiple types of waste glycols. The Company expects its gross profit margin to increase as production volumes increase at the NJ Processing Center.

Net equipment assets increased 43% to $7.9 million (after depreciation) for the quarter ended June 30, 2014, compared to net equipment assets of approximately $5.5 million for the year ended December 31, 2013.

"We have made great progress during the first half of this year. We have multiplied processing capacities at each of our seven processing centers which will reap benefits in the coming months and for years to come," John Lorenz further states. "We are beginning the transition from increased capacity to increased production and sales. I look forward to continuing to capitalize on the opportunities ahead, as we grow both production and shareholder value."

Conference Call

GlyEco will host a conference call on Tuesday, August 19, with CEO John Lorenz and CFO Alicia Williams Young, at 4:15 p.m. Eastern time (1:15 p.m. Pacific time). To participate in the call, please dial (888) 510-1785, or (719) 457-2689 for international calls, approximately 10 minutes prior to the scheduled start time. Conference ID: 3516118

A replay of the call will be available for two weeks from 7:30 p.m. ET on August 19, 2014, until 11:59 p.m. ET on September 2, 2014. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 3516118.

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology(TM) has the unique ability to clean the polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 specifications -- the same level of purity expected of refinery-grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner. Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology(TM) solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling

Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery-produced ethylene glycol is over 5.5 billion gallons per year and climbing. GlyEco Technology(TM) is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 107
Email: jon@redchip.com